Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Reliance Steel & Aluminium Co. of our report dated May 23, 2008, relating to the consolidated financial statements of PNA Group Holding Corporation (Successor) and our report dated April 23, 2007, relating to the consolidated financial statements of PNA Group, Inc. (Predecessor), which appear in the Current Report on Form 8-K of Reliance Steel & Aluminium Co. dated July 17, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Atlanta, Georgia
July 16, 2008